Immediate
          Thomas G. Granneman
          314/877-7730

                  RALCORP HOLDINGS, INC. SIGNS LETTER OF INTENT
                    TO PURCHASE TORBITT & CASTLEMAN BUSINESS

ST. LOUIS, MO, DECEMBER 13, 2000 Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it signed a letter of intent to purchase the wet products portion of The Torbitt & Castleman Company LLC, a producer of private label syrups, Mexican sauces, jams and jellies, barbecue sauces, flavored syrups and other specialty sauces with approximately $80 million in annual sales. The company's dry mix manufacturing plant in Sheboygan, Wisconsin, and Five Star Brands, an affiliated manufacturer of nutritional bars located in Grand Rapids, Michigan, are not included in this transaction. Under the terms of the letter of intent, Torbitt's owners have agreed to negotiate exclusively with Ralcorp regarding the purchase and sale of Torbitt. Terms of the transaction were not disclosed. Torbitt & Castleman is based in Buckner, Kentucky and employs approximately 250 people.

In addition to the parties negotiating and executing a definitive agreement and approval of Ralcorp's Board of Directors, the transaction is subject to customary regulatory consents.

With annualized sales of approximately $1.1 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.8 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.
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NOTE:  Information  in  this  press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.